Exhibit 99.1
Geron Corporation Reports Second Quarter 2025 Financial Results and Recent Business Highlights

Seasoned Commercial Hematology and Oncology Leader Harout Semerjian Appointed as President and CEO

Achieved $49.0 million in RYTELO® net product revenue in Q2 2025

Phase 3 IMpactMF clinical trial in relapsed/refractory myelofibrosis is over 95% enrolled and expected to be fully enrolled by year-end
Company to host conference call and webcast today, August 6, at 8:00 a.m. ET

FOSTER CITY, Calif., August 6, 2025 – Geron Corporation (Nasdaq: GERN), a commercial-stage biopharmaceutical company aiming to change lives by changing the course of blood cancer, today reported financial results for the second quarter of 2025 and recent business highlights. In a separate press release today, the Company announced the appointment of Harout Semerjian as incoming President and CEO.

"We are pleased that our sharpened sales strategy is demonstrating signs of commercial success as evidenced by solid U.S. sales and increased demand across a broadening group of treating physicians,” said Dawn Carter Bir, Interim President and Chief Executive Officer of Geron. “Last quarter, we set out to increase our commercial sales team by 20% and double our medical science liaisons and I’m pleased to say we have accomplished both of these goals. We believe our investments in commercial and medical affairs will help to bolster awareness and adoption of RYTELO, our first-in-class telomerase inhibitor, and with the leadership experience Harout brings to the company, we look forward to further progress over time.”

Recent Business Highlights

RYTELO
•Net product revenue of $49.0 million in the second quarter of 2025, an increase of 24% compared to the first quarter.
•Quarter-over-quarter demand for RYTELO in the second quarter of 2025 increased by 17%, compared to 1% in the first quarter, driven by increased demand from new patient starts.
•Number of ordering accounts is now over 1,000, an increase of approximately 400 year-to-date.
•Geron is continuing preparatory activities for the anticipated launch of RYTELO in select EU countries, following approval earlier this year.

IMpactMF Phase 3 Clinical Trial Evaluating imetelstat in relapsed/refractory myelofibrosis
•Reached over 95% enrollment as of end of July, with full enrollment expected by year-end 2025.
•Interim analysis readout for overall survival expected in the second half of 2026 (when approximately 35% of patient events have occurred), and final analysis expected in the second half of 2028 (when approximately 50% of patient events have occurred).

Recent Medical and Scientific Presentations
•Presented multiple presentations at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting and the European Hematology Association (EHA) 2025 Congress.
•Together, these presentations support the potential benefits of the first-in-class oligonucleotide telomerase inhibitor RYTELO (imetelstat) for a range of patients with low-to-intermediate-1 risk myelodysplastic syndromes (LR-MDS) with transfusion-dependent anemia and showcase the progress Geron is making with the ongoing IMpactMF and IMproveMF trials of imetelstat in myelofibrosis.

Second Quarter 2025 Financial Results
Cash and Marketable Securities
As of June 30, 2025, Geron had approximately $432.6 million in cash, cash equivalents, restricted cash and marketable securities, compared to $502.9 million as of December 31, 2024.
Net Loss
For the three and six months ended June 30, 2025, the Company reported a net loss of $16.4 million, or $0.02 per share and $36.2 million, or $0.05 per share, compared to $67.4 million, or $0.10 per share and $122.8 million, or $0.19 per share, for the three and six months ended June 30, 2024.
Revenues
Total product revenue, net for the three and six months ended June 30, 2025, was $49.0 million and $88.4 million, compared to $780,000 for the three and six months ended June 30, 2024, as RYTELO was approved by the FDA in June 2024.

Total net revenue for the three and six months ended June 30, 2025, was $49.0 million and $88.6 million, compared to $882,000 and $1.2 million for the three and six months ended June 30, 2024. Total net revenue includes license fees and royalties in addition to any product revenue, net. The increase in revenue is due to product revenue from U.S. sales of RYTELO, which was approved by the FDA in June 2024.

Operating Expenses
Total operating expenses for the three and six months ended June 30, 2025, were $61.5 million and $117.8 million, compared to $70.2 million and $126.7 million for the three and six months ended June 30, 2024.
Cost of goods sold was approximately $1.2 million and $2.4 million for the three and six months ended June 30, 2025, compared to $17,000 for the three and six months ended June 30, 2024, which consisted of costs to manufacture and distribute RYTELO.
Research and development expenses for the three and six months ended June 30, 2025, were $21.7 million and $36.8 million, compared to $30.8 million and $60.2 million for the same periods in 2024. The decrease in research and development expenses for the three and six months ended June 30, 2025, compared to the same periods in 2024, was primarily due to decreased clinical trial costs associated with a decrease of activity in our Phase 3 IMerge LR-MDS study after FDA approval of RYTELO in 2024, as well as manufacturing and quality costs that were capitalized in the current period now that RYTELO is approved, compared to being expensed in the prior period.

Selling, general and administrative expenses for the three and six months ended June 30, 2025, were $38.6 million and $78.6 million, compared to $39.4 million and $66.5 million for the same periods in 2024. The decrease in selling, general and administrative expenses for the three months ended June 30, 2025, compared to the same period in 2024, is attributed to initial RYTELO launch costs in 2024. The increase in the six months ended June 30, 2025 is primarily due to higher personnel-related expenses from increased headcount to support the commercialization of RYTELO.

2025 Financial Guidance
For fiscal year 2025, the Company maintains its previously announced expectations of total operating expenses to be in the range of approximately $270 million to $285 million, which includes non-cash items such as stock-based compensation expense, amortization of debt discounts and issuance costs, and depreciation and amortization.
Based on current operating plans and assumptions, the Company believes that existing cash, cash equivalents, and marketable securities, together with anticipated net revenues from U.S. sales of RYTELO, will be sufficient to fund projected operating requirements for the foreseeable future.

Conference Call
Geron will host a conference call at 8:00 a.m. ET on Wednesday, August 6, 2025, to discuss business updates and second quarter 2025 financial results.
A live webcast of the conference call and accompanying presentation will be available on the “Investors & Media” page of the Company’s website at www.geron.com. A replay of the webcast will be archived and available on the Company's website for 30 days.
About RYTELO (imetelstat)
RYTELO is an oligonucleotide telomerase inhibitor approved in the U.S. for the treatment of adult patients with LR-MDS with transfusion-dependent anemia requiring four or more red blood cell units over eight weeks who have not responded to or have lost response to or are ineligible for erythropoiesis-stimulating agents (ESAs). It is indicated to be administered as an intravenous infusion over two hours every four weeks.

In addition, RYTELO is approved in the European Union as a monotherapy for the treatment of adult patients with transfusion-dependent anemia due to very low, low or intermediate risk myelodysplastic syndromes without an isolated deletion 5q cytogenetic (non-del 5q) abnormality and who had an unsatisfactory response to or are ineligible for erythropoietin-based therapy.

RYTELO is a first-in-class treatment that works by inhibiting telomerase enzymatic activity. Telomeres are protective caps at the end of chromosomes that naturally shorten each time a cell divides. In LR-MDS, abnormal bone marrow cells often express the enzyme telomerase, which rebuilds those telomeres, allowing for uncontrolled cell division. Developed and exclusively owned by Geron, RYTELO is the first and only telomerase inhibitor approved by the U.S. Food and Drug Administration and the European Commission.

Please see RYTELO (imetelstat) full Prescribing Information, including Medication Guide, available at https://pi.geron.com/products/US/pi/rytelo_pi.pdf.

About IMpactMF Phase 3
IMpactMF is an open label, randomized, controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 320 patients with intermediate-2 or high-risk myelofibrosis (MF) who are relapsed after or refractory to prior treatment with a JAK inhibitor, also referred to as relapsed/refractory MF. Patients will be randomized to receive either imetelstat or best available therapy. The primary endpoint is overall survival (OS). Key secondary endpoints include symptom response, spleen response, progression free survival, complete remission, partial remission, clinical improvement, duration of response, safety, pharmacokinetics, and patient reported outcomes. IMpactMF is currently enrolling patients. For further information about IMpactMF, including enrollment criteria, locations and current status, visit clinicaltrials.gov/study/NCT04576156.

About Geron
Geron is a commercial-stage biopharmaceutical company aiming to change lives by changing the course of blood cancer. Our first-in-class telomerase inhibitor RYTELO (imetelstat) is approved in the United States and the European Union for the treatment of certain adult patients with LR-MDS with transfusion-dependent anemia. We are also conducting a pivotal Phase 3 clinical trial of imetelstat in JAK-inhibitor R/R MF, as well as studies in other hematologic malignancies. Inhibiting telomerase activity, which is increased in malignant stem and progenitor cells in the bone marrow, aims to potentially reduce proliferation and induce death of malignant cells. To learn more, visit www.geron.com or LinkedIn.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) the Company’s beliefs regarding the long-term potential of RYTELO as an important therapeutic for eligible patients with lower-risk MDS; (ii) the strength of RYTELO’s therapeutic profile and the potential for differentiated benefits associated with RYTELO’s mechanism of action; (iii) the Company’s beliefs, plans and expectations regarding specific opportunities and investments the Company is making, and the expected success of these efforts, to strengthen the U.S. commercial trajectory and bolster awareness and adoption of RYTELO across prescribers; (iv) the Company’s beliefs and expectations regarding uptake of RYTELO across a broader group of prescribers and long-term demand, including as a result of the Company’s increased commercial investments; (v) the Company’s plans and expectations regarding the timing for the anticipated launch of RYTELO in select European

Union, or EU, countries in 2026; (vi) that the Phase 3 IMpactMF trial in R/R MF has registrational intent and the Company’s beliefs regarding the progress and status of the trial and expected timing for full enrollment occurring by year-end 2025, the interim analysis occurring in the second half of 2026 and the final analysis occurring in the second half of 2028, together with the assumptions used in making these estimates; (vii) the Company’s beliefs regarding the significant market opportunity for imetelstat to treat R/R MF patients if the Phase 3 IMpactMF trial is positive and imetelstat is approved in this indication; (viii) the Company’s projections for total operating expenses for fiscal year 2025; (ix) the Company’s expectations that it will reach profitability without additional financing if its current internal sales and operating expense expectations are met; (x) the Company’s projections and expectations regarding the sufficiency of its existing financial resources, together with U.S. sales of RYTELO, to fund its projected operating requirements for the foreseeable future; (xi) that inhibiting telomerase activity aims to potentially reduce proliferation and induce death of malignant cells; and (xii) other statements that are not historical facts, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (a) whether Geron is successful in commercializing RYTELO for the treatment of certain patients with lower-risk MDS with transfusion dependent anemia and achieves market acceptance across the breadth of the eligible patient segments in RYTELO’s approved indication; (b) whether the FDA and European Commission will approve imetelstat for other indications on the timelines expected, or at all; (c) Geron’s plans to commercialize RYTELO in the EU and risks related to operating outside of the U.S.; (d) whether Geron overcomes potential delays and other adverse impacts that may be caused by enrollment, clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing and regulatory challenges in order to have the financial resources for and meet expected timelines and planned milestones; (e) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (f) whether any future safety or efficacy results of RYTELO treatment cause its benefit-risk profile to become unacceptable; (g) whether imetelstat actually demonstrates disease-modifying activity in patients and the ability to target the malignant stem and progenitor cells of the underlying disease; (h) whether Geron meets its post-marketing requirements and commitments for RYTELO; (i) whether there are failures or delays in manufacturing or supplying sufficient quantities of RYTELO (imetelstat) or other clinical trial materials that impact commercialization of RYTELO or the continuation of the IMpactMF trial; (j) that the projected timing for the interim and final analyses of the IMpactMF trial may vary depending on actual enrollment and death rates in the trial; and (k) whether Geron stays in compliance with and satisfies its obligations under its debt and synthetic royalty financing agreements. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere in such filings and reports, including Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, and subsequent filings and reports by Geron. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

Financial tables follow.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended, June 30		Six Months Ended, June 30
(In thousands, except share and per share data)	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$49,007	$780	$88,443	$780
Royalties	29	102	196	406
	49,036	882	88,639	1,186
Costs and operating expenses:
Cost of goods sold	1,190	17	2,396	17
Research and development	21,736	30,779	36,814	60,152
Selling, general and administrative	38,564	39,419	78,587	66,484
Total operating expenses	61,490	70,215	117,797	126,653

Loss from operations	(12,454)	(69,333)	(29,158)	(125,467)

Interest income	4,656	5,332	9,808	9,571
Interest expense	(8,516)	(3,319)	(16,716)	(6,752)
Other income and (expense), net	(61)	(63)	(144)	(125)
Net loss	$(16,375)	$(67,383)	$(36,210)	$(122,773)

Basic and diluted net loss per share:
Net loss per share	$(0.02)	$(0.10)	$(0.05)	$(0.19)
Shares used in computing net loss per share	666,170,358	653,904,978	666,038,645	628,699,214

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2025	December 31, 2024
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$79,604	$80,876
Current marketable securities	310,247	327,550
Other current assets	115,744	82,566
Total current assets	505,595	490,992

Noncurrent marketable securities	42,743	94,519
Property and equipment, net	1,189	1,310
Deposits and other assets	5,671	6,960
	$555,198	$593,781

Current liabilities	$64,283	$88,298
Noncurrent liabilities	231,384	225,163
Stockholders’ equity	259,531	280,320
	$555,198	$593,781
Note 1:Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2024.

Investors
Dave Borah, CFA
dborah@geron.com

Media
media@geron.com

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